EXHIBIT 20.3

PROXY STATEMENT

VOTING PROCEDURES

This proxy statement and the accompanying proxy form are being mailed to the shareholders (the "Shareholders") of Zion Oil & Gas, Inc., a Delaware corporation (the "Company") beginning on or about October 27, 2006 in connection with the 2006 Annual Meeting of Shareholders to be held on November 16, 2006 at 10:00 a.m. local time, at the executive offices of the Company (6510 Abrams Rd., Dallas, TX 75231) and any adjournments thereof (the "2006 Meeting"). All references in this proxy statement to "the Company," "we," "us," and "our" refer to Zion Oil & Gas, Inc.

Only Shareholders of record at the close of business November 1, 2006 are entitled to notice of and to vote at the 2006 Meeting. There were 8,040,888 shares of common stock of the Company (the "Common Stock") outstanding at the close of business on October 27, 2006. Holders of shares of Common Stock (the "Common Shareholders") are entitled to one vote per share held of record in their names on the record date on all matters, subject to any applicable voting agreements. The election of each director and approval of each proposal described herein require a majority of the votes cast. Votes withheld will be deemed not to have been cast.

The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not mean that you cannot vote in person if you attend the meeting and decide that you wish to vote personally. You have an unconditional right to revoke your proxy at any time prior to its exercise, either by filing with the Company's Assistant Secretary (William H. Avery) at the Company's principal executive offices a written revocation or a properly completed and signed proxy bearing a later date or by voting in person at the meeting, subject to any applicable voting agreements. Attendance at the meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

All shares of Common Stock represented at the meeting by properly executed proxies received prior to or at the meeting, unless previously revoked, will be voted at the meeting in the manner described on the proxies. Unless other instructions are given, proxies will be voted FOR the election of John M. Brown, Forrest A. Garb, Robert Render and James A. Barron as Class I directors with a separate vote to be taken for each of the four nominees.

When considering a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment using their best judgment.

No persons have been authorized to give any information or to make any representation other than those contained in this proxy statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by the Company.

ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven directors, divided into three classes: Class I (four directors), Class II (four directors), and Class III (three directors). Only the Class I positions are due for nomination and election at the 2006 Meeting. The Class II and Class III positions will be due for nomination and election at the annual shareholders' meetings to be held in 2007 and 2008, respectively.

John M. Brown, Forrest A. Garb, Robert Render and James A. Barron have been nominated to stand for election by the Board of Directors and to hold office as Class I directors for a three-year term expiring at the annual shareholders' meeting to be held in 2009 or until their respective successors are duly elected and qualified. Each nominee currently serves as a director of the Company.

ITEM 1---ELECTION OF JOHN M. BROWN

The intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, is to vote the shares represented by such proxy for the election of John M. Brown as a Class I director. Certain information regarding Mr. Brown is set forth below.

John M. Brown, age 66, is the founder of Zion and has been a director and chairman of the board of directors of Zion since its organization in April 2000. He also served as president of Zion until October 2001, when Mr. Soltero was elected to that position, and as chief executive officer of Zion until September 2004, when Mr. Soltero was elected to that position. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was employed from 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete and Construction, Inc., from 1996 until its dissolution in October, 2003. Until his relocation to Dallas in July, 2003, Mr. Brown was responsible for supervising the day-to-day administration and financial operations as an officer and director of M&B Concrete, Inc., (which was dissolved in November, 2003), M&B Contracting Inc., and M&B Poured Wall, Inc. (now RMB Poured Wall, Inc.). M&B Contracting, Inc., and RMB Poured Wall, Inc., are located in Waterford, Michigan and primarily provide cement walls and floors for industrial buildings, office buildings and home developers throughout Michigan. Prior to founding Zion, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. He led the efforts leading to Zion obtaining in May 2000 the Ma'anit License in the Joseph Project. Mr. Brown holds a BBA degree from Fullerton College.

ITEM 2---ELECTION OF FORREST A. GARB

The intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, is to vote the shares represented by such proxy for the election of Forrest A. Garb as a Class I director. Certain information regarding Mr. Garb is set forth below.

Forrest A. Garb, age 75, was appointed a director of Zion effective November 1, 2005 to replace Sheldon Fink, who resigned in October 2005. Mr. Garb is petroleum engineer well known in the petroleum industry for providing independent consulting services for more than 45 years. His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company. In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations. In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc. a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees. Prior to entering into consulting, Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela. Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers. He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the AAPG. He is a charter member of The American Institute of Minerals Appraisers. He is a registered professional engineer in the state of Texas.

ITEM 3---ELECTION OF ROBERT RENDER

The intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, is to vote the shares represented by such proxy for the election of Robert Render as a Class I director. Certain information regarding Mr. Render is set forth below.

Robert Render, age 76, was appointed a director in September 2004. Mr. Render served from 1994 to 2002 as Chairman and CEO of the Green Thumb Companies and Milburn Peat, manufacturers and distributors of peat moss, soils and mulches for the lawn and garden industries. Prior thereto, from 1985 to 1992, he was a director of and consultant to Hyponex Corporation (NASDAQ) and thereafter, from 1992 to 1994, he was a consultant to the Scotts' Corporation (NYSE), the controlling shareholder of Hyponex. Between 1978 and 1985, Mr. Render served as Chairman, President and Chief Executive Officer of Hyponex Corporation (NASDAQ) previously known as Old Fort Industries. From 1964 until its acquisition by Old Fort Industries in 1969, Mr. Render served as President of Anderson Peat Company and, from 1969 to 1978, he served as Executive Vice President of Old Fort Industries. From 1952 to 1963, Mr. Render served as Vice President of Sales and Marketing for Sno-Bol Company. In 1957 he founded Render Associates, a national sales company specializing in lawn and garden products which later merged into Anderson Peat Company. In 1962-1963 Mr. Render was President of the Christian Businessmen's Club in Pontiac, Michigan and in 1964-1965, he served as Chairman of the Industrial Group of the United Fund in Pontiac. In 1967-1968, Mr. Render was a member of the Executive Committee of the American Society of Testing and Materials and in 1969-1970, he served as President of the U.S. Peat Producers Association.

ITEM 4---ELECTION OF JAMES A. BARRON

The intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, is to vote the shares represented by such proxy for the election of James A. Barron as a Class I director. Certain information regarding Mr. Barron is set forth below.

Dr. James (Andy) Barron, age 46, was appointed a director in April 2005. He has been in private practice in orthodontics since 1991. Dr. Barron is board certified by the American Board of Orthodontists and has served as president of the Central Texas Dental Society and president of the Texas Association of Orthodontists. Dr. Barron represents the Southwestern Association of Orthodontists as a representative to the Council of Orthodontic Practice to the American Association of Orthodontists. Dr. Barron has lectured on orthodontics for the University of Texas, the University of Tel-Aviv, the Hebrew University in Jerusalem and the University of Manipur, India. Prior to entering the orthodontic field, Dr. Barron worked in his family's publishing company while at the same time representing a Fortune 500 company in marketing. He currently is president of JlivesNMe Workplace Ministries which sponsors conferences for couples to learn how to bring the gospel into the workplace. He serves on the board of Christian Farms Rehabilitation Center and serves on the advisory board of American Family Radio in Waco, Texas. The D.A.R.E. program in Temple, Texas (Drug Assistance Resistance Education) recognized Dr. Barron for his contributions in 1995 with an award of appreciation. Dr. Barron has a degree in Chemistry form Texas Tech University, a Master of Science Degree in Biology from University of Missouri at Kansas City, a Doctoral Degree in Dentistry from Baylor College of Dentistry, a certificate of specialization in Pediatric Dentistry from University of Missouri at Kansas City and a certificate of specialization in Orthodontic Dentistry from the University of Texas at Houston. As a resident Dr. Barron won the Albert Westphall award of the Southwestern Society of Orthodontists.

Required Vote for Items 1 through 4.

Approval of any single nominee requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on such Item present in person or by proxy at the Annual Meeting.

If you do not wish your shares to be voted for any particular nominee, you may so indicate on the proxy form. If any of these nominees for director becomes unavailable to serve as a director, then the persons named in the accompanying proxy may vote for any alternate designated by the present Board of Directors or the number of directors may be reduced. The Company has no reason to believe that any of the above nominees are, or will be, unavailable to serve as a director.

Recommendation of the Board.

The Board Of Directors Recommends A Vote "For" Each Of The Above Nominees.

Additional Information about the Board of Directors.

For informational purposes only, following are biographies of the Company's Class II and Class III directors. (Positions and experience with the Company include positions and experience with our predecessor company, Zion Oil & Gas, Inc., a Florida corporation.)

Class II Directors

Richard Rinberg, age 53, was appointed a director in November 2004 and elected president of Zion in October 2005. Since 1996, Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the casting of precious metals for the jewelry industry, jewelry manufacturing, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants); and in 1978 he was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from the University College, University of London. He is currently a member of the International Executive Committee of Beit Issie Shapiro, a charitable organization based in Ra'anana, Israel that helps developmentally disabled children.

Glen H. Perry, age 63, has been executive vice president of Zion since April 2000 and was elected a director in November 2000. He first started working with Mr. Brown and the Joseph Project in September 1999. During 1998 and 1999 Mr. Perry was a consultant to Delek Drilling Ltd., with respect to its participation in the major gas discoveries offshore Israel. From 1993-98 he worked for National Petroleum Limited, an international oil and gas company with representative offices in Geneva, Switzerland. In this capacity, Mr. Perry served as manager of project development, seeking viable projects and negotiating contracts in the C.I.S. Republics, and general director of an oil and gas project in the Republic of Georgia. Previously, he was an officer and director of Prairie Producing Company ("Prairie"), an independent oil company operating mainly in Louisiana and Texas, from 1985 until Prairie was sold in 1990 to UNOCAL for approximately $330 million. While with Prairie, Mr. Perry had responsibility for design, construction and operation of all operational projects, including production facilities, pipelines, and plants. In addition to all engineering, drilling and production functions, he also had responsibility for marketing. Mr. Perry joined Prairie in December 1976 as a production engineer, was appointed chief engineer in October 1979, and served as vice-president, production and operations from 1985-89, and senior vice president from 1989-90. Prior to joining Prairie, Mr. Perry's experience was in drilling and production for Exxon Company, USA (now ExxonMobil Corporation) and Energy Reserves Group (now BHP). Mr. Perry holds a Masters in Petroleum Engineering from the University of Texas and a Bachelor of Science from the University of Tennessee.

Philip Mandelker, age 60, has been general counsel of Zion since April 2000 and was elected as director in June 2001. He was elected secretary of Zion in February 2002. He holds a Doctor of Jurisprudence degree (1971, cum laude) from Columbia University School of Law and was of counsel to I. Amihud Ben-Porath, Hamou and Company, a law firm in Tel-Aviv, Israel, from May 2000 through April 2003, a position he also held in 1994-96. He is currently of counsel to ADAM Law Offices in Tel-Aviv. Mr. Mandelker is admitted to practice in both the United States and Israel. He has practiced in New York, Jerusalem and Tel-Aviv and has extensive experience with the oil and gas exploration industry in both the United States and Israel. While at the Israeli Ministry of Finance (1974-76), Mr. Mandelker acted inter alia as Legal Advisor to the Israeli Petroleum Commissioner and represented the Israeli Government in negotiating the Petroleum Concessions and Production Sharing Agreements in the Sinai Peninsula and Gulf of Suez. In New York between 1981 and 1993, as counsel to the firm of Rosenman and Colin (now Katten Muchin Rosenman LLP), Mr. Mandelker advised oil and gas exploration companies and sponsors of oil and gas drilling programs in structuring public and private investment vehicles; he has also advised investors in such programs. From 1992-94, Mr. Mandelker served as an advisory director of Aztec Energy Corp., then an independent oil and gas exploration and production company listed on NASDAQ. He has published and lectured on subjects related to investment in oil and gas exploration activities in Israel and in the United States. As Deputy and then Acting Legal Advisor to the Military Government of the Judea and Samaria Area (1978-80), he drafted a model oil and gas exploration and production concession agreement for use in the Area. From 1997-99, Mr. Mandelker was Chief Legal Advisor of United Mizrahi Bank, Ltd., a major Israeli banking group headquartered in Tel-Aviv. Mr. Mandelker has been associated with Mr. Brown and the Joseph Project since February 2000.

Kent S. Siegel, age 50, was appointed a director in November 2003. Mr. Siegel has served as president and chief operating officer of Siegel and Siegel, P.C. since 1984. Siegel and Siegel is a firm of certified public accountants and attorneys at law based in Farmington Hills, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA. Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctor from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering. He currently serves as chairman at the Temple Israel School Board Fund Raising Committee.

Class III Directors

Eugene A. Soltero, age 63, has been a director of the Company since June 2001, and was elected as president in October 2002, a position in which he served until October 2005. In September 2004, Mr. Soltero was elected chief executive officer. Previously, he was a financial consultant to the Company since June 2000 and served as the company's treasurer from March through December 2002. Mr. Soltero is also president and chief executive officer of Cimarron Resources, Inc., an independent private energy production and consulting company he formed in 1985. He also served, during the period 1995-1999, as a director, chairman and chief executive officer of Cotton Valley Resources Corporation, which is now Aspen Group Resources Corporation. During 1991-1994, he was chairman of the board, president and chief executive officer of Aztec Energy Corporation and during 1989-1991 he was president and chief operating officer of American International Petroleum Corporation. Mr. Soltero has served as chief operating officer and/or chief executive officer for private and public oil and gas exploration and production companies for the past 20 years, including directing the formation and growth of a number of start-up companies. Early in his career, he was trained at Sinclair Oil Corporation in exploration and production management, served as manager of Planning for Texas International Petroleum Corporation, and Petroleum Economist for DeGolyer and MacNaughton, petroleum consultants. For nine years he managed all the oil and gas subsidiaries of Moore McCormack Resources. Mr. Soltero is a member of the Society of Petroleum Engineers, and a former director of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. He has also served as a director of the Independent Petroleum Refiners Association of America. He is a master's graduate of the Massachusetts Institute of Technology in business (where he was awarded the Sinclair Research Fellowship in Petroleum Economics) with an undergraduate bachelor of engineering degree from The Cooper Union. Mr. Soltero is a registered professional engineer in the State of Texas. He currently serves as chairman of the board of trustees of The Wendy Arts Foundation, a charity dedicated to making arts activities available to children and young adults.

Dr. Yehezkel (Charlie) Druckman, age 67, has been a director of Zion Oil since November 1, 2005. Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, during which time he supervised the licensing of petroleum rights in the onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965 he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society's Perez Grader award. He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982, and for a number of years on the Society's editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology.

Paul Oroian, age 56, was appointed a director in November, 2003. Since its founding in 1983, he has served as president and managing director of Oroian, Guest & Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas. From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science - Business Administration from Bryant College. He has served as a board member of the Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998. He currently serves as treasurer of the Good Samaritan Center in San Antonio.

Independence and Meetings

Since the 2005 Annual Meeting of the Shareholders on December 20, 2005, the Board met three times by telephone conference and acted by unanimous written consent on eight separate occasions. Every member of the Board has attended at least one of the meetings. The Board does not have a formal policy with respect to Board members attendance at annual stockholder meetings, though it encourages directors to attend such meetings. Seven of the then serving directors attended the Annual Meeting in 2005, and the Company expects that at least six of its current serving directors, including its Chairman of the Board, Chief Executive Officer and President, will attend the 2006 Annual Meeting, either in person or by telephone conferencing connection.

The Board of Directors has determined that Kent S. Siegel, Paul Oroian, Robert Render, Dr. James A. Barron, Dr. Yehezkel Druckman, and Forrest Garb are independent as defined in the listing standards of the American Stock Exchange.

Audit Committee

The members of the Audit Committee are currently Paul Oroian, Kent S. Siegel and Forrest A. Garb, each of whom meets the independence standards of the American Stock Exchange for audit committee membership. Mr. Oroian is the chairman of the Audit Committee. The Board has determined that Mr. Oroian is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The Audit Committee met three times by telephone conference and acted by unanimous written consent on two separate occasions since the 2005 Annual Meeting of the Shareholders.

The Board has adopted a charter governing the duties and responsibilities of the Audit Committee. A copy of the charter can be found at the company's website at http://www.zionoil.com/company/auditcharter_rev0706.pdf. The principal function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's independent and, upon establishment of such function, internal auditors, and (5) the business practices and ethical standards of the Company. The Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors. The Audit Committee had also been appointed by the Board to discharge the responsibilities of a qualified legal compliance committee.

Compensation Committee

The Compensation Committee is currently comprised of three directors, two of whom, James Barron and Robert Render, satisfy AMEX independence criteria. The other member is John Brown. The Board charged the Compensation Committee with the following responsibilities: (i) the review and recommendation to the Board of the terms of compensation, including incentive compensation and employee benefits of the directors and senior officers of the Company; and (ii) the determination of the terms of employee benefit plans (including stock incentive and stock option plans), the granting of awards under the plans and the supervision of plan administrators. The Compensation Committee acted by unanimous written consent on one occasion since the 2005 Annual Meeting of the Shareholders.

The Board has adopted a charter governing the duties and responsibilities of the Compensation Committee. A copy of the charter is available on our website at www.zionoil.com/company/compensationcharter_rev0706.pdf.

Technical Committee

The Board established a technical committee composed of four directors, two of whom (Forrest Garb and Yehezkel Druckman) meet AMEX independence criteria. The other directors are Glen Perry (chairman) and Eugene Soltero. The technical committee is charged with reviewing, on behalf of the whole Board, proposed technical recommendations of management for exploration and development of the Company's Joseph Project in Israel. The committee met one time since the 2005 Annual Meeting of the Shareholders.

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct (the "Code of Conduct") that applies to all of its directors, officers and employees. The text of the Code of Conduct can be found at the company's website at http://www.zionoil.com/company/ethicscode.pdf.

Stockholder Communications with the Board of Directors

Although the Company does not have formal procedures for stockholder communication, stockholders of the Company are encouraged to communicate directly with the members of the Board. Persons interested in communicating with the independent directors their concerns or issues may address correspondence to a particular director, or to the independent directors generally in care of the Chairman of the Board, Mr. John Brown. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit Committee. Company personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

ADDITIONAL INFORMATION REGARDING VOTING PROCEDURES

Voting Agreements.

As of October 27, 2006, shareholders currently holding approximately 56.11% of the outstanding shares of our Common Stock and of the total voting rights of the Company have entered into one or more voting agreements whereby such shareholders have granted irrevocable proxies to Mr. John M. Brown (who has named Mr. Eugene A. Soltero, the Chief Executive Officer of the Company, as a substitute proxy in Mr. Brown's absence), Mr. Eugene A. Soltero, Mr. Richard J. Rinberg, Mr. Ralph F. DeVore (or Brenda DeVore in Mr. DeVore's absence), Mr. Philip Mandelker, and Mr. Glen H. Perry to vote their shares at any shareholders meeting. Messrs. Brown, Soltero, Rinberg, Mandelker and Perry, who hold shares not subject to voting agreements representing approximately 12.43% of the total voting rights of the Company and hold proxies under voting agreements to vote shares accounting for approximately 49.57% of the total voting rights of the Company (62% in total), have advised the Company that they intend to vote all shares owned by them and for which they hold proxies in favor of each of the proposals contained in this proxy statement. The Company has not been informed whether or how Mr. DeVore intends to vote shares owned by him and for which he controls the voting rights and shares for which he holds irrevocable proxies to vote (which represent in total approximately 8.62% of the voting rights of the Company). Assuming Messrs. Brown, Soltero, Rinberg, Mandelker and Perry vote their shares (62%) in favor of such proposals, the proposals for the election of the Class I directors will be approved.

Quorum Required.

A quorum of the Company's Shareholders is necessary to have a valid meeting of Shareholders. For the purpose of the votes on Proposals (Items) 1, 2, 3 and 4 (the election of directors), a quorum shall consist of a majority of the shares of Common Stock of the Company issued and outstanding and entitled to vote on the record date in person or by proxy at the annual meeting. It is expected that Mr. John M. Brown and other officers and directors of the Company will attend in person or by proxy and that the shares owned by and for which they hold a proxy will constitute a quorum at the meeting.

Revoking Proxies.

Except for the irrevocable proxies granted in the Voting Agreements, Shareholders of record may revoke their proxies for the 2006 Meeting at any time prior to the time their proxies are voted at the 2006 Meeting. Proxies may be revoked by written notice, including by facsimile, to the Assistant Secretary of the Company, by a later dated proxy signed and returned by mail or facsimile or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the annual meeting to:

Zion Oil & Gas, Inc.

6510 Abrams Road, Suite 300

Dallas, Texas 75231 USA

Facsimile: (214)221-6510

Attention: Mr. William H. Avery, Assistant Secretary

Other Business; Adjournments

We are not aware of any other business to be acted upon at the 2006 Meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment. Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by Shareholders representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

Proxy Solicitation

The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, the directors, officers, and employees of the Company may also solicit proxies from Shareholders by telephone, facsimile, electronic mail, or in person.

ADDITIONAL INFORMATION

At the 2002 Meeting, the Shareholders authorized the Board of Directors to (a) establish two charitable trusts, one to be established in Israel and dedicated to supporting social, educational, and rehabilitative projects for the restoration and advancement of the Jewish people in Israel, and the other to be established and operated outside of Israel and be dedicated to supporting social, educational and rehabilitative projects in the United States and internationally, in such legal form and upon the terms and conditions approved by the Board, (b) assign to each of the trusts certain interests in various leases and permits owned by the Company, and (c) establish an employees incentive fund into which certain interests would be assigned. Neither the charitable trusts nor the employees incentive fund has yet been established. The Board of Directors shall retain its discretion to establish the charitable trusts and employees incentive fund when appropriate and in the Company's best interest and will keep the Shareholders informed on these matters. The Board of Directors will seek approval from the Shareholders where necessary.

By Order of the Board of Directors

Eugene A. Soltero

Chief Executive Officer

Dallas, Texas

October 27, 2006

PROXY

ZION OIL & GAS, INC.

The undersigned hereby appoints John M. Brown and Eugene A. Soltero, together or either of them acting individually, as proxy, with power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of voting stock of Zion Oil & Gas, Inc. (the "Company") standing in the name of the undersigned at the 2006 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on November 16, 2006, at the offices of Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas, and especially to vote on the items of business specified below, as more fully described in the Notice of the Annual Meeting and the Proxy Statement accompanying the same, receipt of which is hereby acknowledged.

You may be subject to the terms of a voting agreement, in which event you are required to comply with the terms of such agreement with respect to all votes taken at the 2006 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.
1.	For ( )	Against ( )	Abstain ( )	The election of John M. Brown as a Class I director of the Company.
2.	For ( )	Against ( )	Abstain ( )	The election of Forrest A. Garb as a Class I director of the Company.
3.	For ( )	Against ( )	Abstain ( )	The election of Robert Render as a Class I director of the Company.
4.	For ( )	Against ( )	Abstain ( )	The election of James A. Barron as a Class I director of the Company.
5.	In his discretion, each proxy is authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY, SUBJECT TO THE TERMS OF ANY APPLICABLE VOTING AGREEMENT, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DESIGNATED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT WITHOUT A CLEAR VOTING DESIGNATION, IT WILL BE VOTED FOR ITEMS 1 through 4.

Except as otherwise provided by any applicable voting agreement, the undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such shares and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, may lawfully take in accordance with the terms thereof.

Date: _______________________, 2006

______________________________________

Signature of Shareholder

This proxy must be signed exactly as the printed name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by any authorized officer, giving full title as such. If signor is a partnership, please sign in partnership name by an authorized person.

PLEASE COMPLETE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR FAX IT TO (214) 221-6510.